Exhibit (a)(1)(D)

ZymoGenetics, Inc.

Terms and Conditions of the Offer to Exchange

By electing to surrender my eligible stock options for exchange, I acknowledge and agree to all of the following:

1.	I surrender to ZymoGenetics for exchange those eligible stock options as to which I made the “Yes” choice on the option exchange website or on the paper election form and acknowledge that, upon acceptance by ZymoGenetics, this choice will constitute a binding agreement between ZymoGenetics and me, unless I make an updated submission on the option exchange website or by paper election form that withdraws and/or changes this choice with respect to such eligible stock options before the Exchange Offer expires.

2.	I acknowledge that if I validly surrender these eligible stock options for exchange, and such eligible stock options are accepted for exchange and cancelled, I will lose my rights to purchase any shares under such eligible stock options and I will receive in exchange a lesser amount of new stock options with a lower exercise price.

3.	I acknowledge that any new stock options issued to me in the Exchange Offer will be subject to a new vesting period, even if all or a portion of the surrendered eligible stock options are already vested. I acknowledge that any new stock options issued in exchange for wholly or partly unvested stock options that I surrender will vest on a three-year schedule, with one-third of the shares subject to the stock option vesting on the first anniversary of the date of grant, and the remainder vesting ratably on a quarterly basis over the next two years and any new stock options issued in exchange for fully vested stock options that I surrender will vest on a two-year schedule, with 50% of the shares subject to the stock option vesting on the first anniversary of the date of grant, and the remainder vesting ratably on a quarterly basis over the next year. The new stock options will also have a new contractual term (meaning the length of time before the option expires, or the lifespan of the option) of seven years.

4.	I acknowledge that the exercise price for the new stock options will be equal to the closing price of ZymoGenetics common stock on the date the new stock options are granted as reported on NASDAQ.

5.	I acknowledge that the new stock options will be nonqualified stock options for U.S. federal income tax purposes and will be subject to the terms and conditions of the ZymoGenetics, Inc. 2001 Stock Incentive Plan.

6.	I acknowledge that ZymoGenetics has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.

7.	To remain eligible to surrender eligible stock options for exchange in the Exchange Offer, I acknowledge that I must be employed by ZymoGenetics or its subsidiary on the date the Exchange Offer commences and must remain employed through the expiration of the Exchange Offer.

8.	I acknowledge that nothing in the Offer to Exchange or related documents should be construed to confer upon me the right to remain an employee of ZymoGenetics or its subsidiary. The terms of my employment with ZymoGenetics remain unchanged. I acknowledge that ZymoGenetics cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the new stock option grant date, new stock option vesting date, or thereafter.

9.	I acknowledge that in accordance with Section 14 Extension of the Exchange Offer; Termination; Amendment of the Offer to Exchange, ZymoGenetics may extend, terminate, and/or amend the Exchange Offer. In any such event, I acknowledge that any eligible stock options surrendered for exchange but not accepted by ZymoGenetics will remain in effect with their current terms and conditions.

10.	I acknowledge that my election to participate in the Exchange Offer is entirely voluntary and I am aware that I may withdraw my decision to surrender my eligible stock options at any time until the Exchange Offer expires. I acknowledge that the offer will expire at 9:00 p.m. Pacific Time, on December 14, 2009, unless the Exchange Offer is extended.

11.	I hereby sell, assign and transfer to ZymoGenetics all right, title and interest in and to all of the eligible stock options that I am surrendering for exchange as I specified on the option exchange website or paper election form.

12.	I acknowledge that unless I make the “Yes” choice for an eligible stock option on the option exchange website or paper election form, I will be deemed to have made the “No” choice for such eligible stock option and I will retain such eligible stock option in accordance with its original terms, including exercise price, vesting schedule and term.

13.

I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock options for which I made the “Yes” choice on the option exchange website or paper election form and that, when and to the extent such eligible stock options are accepted by ZymoGenetics, such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either (1) I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or new stock options, or (2) my spouse or registered domestic partner has consented to and agreed to be bound by my choice on the option exchange website or paper election form. Upon request, I will execute and deliver any additional documents deemed by ZymoGenetics to be necessary or desirable to complete the exchange of the eligible stock options I am electing to exchange.

14.	I agree to all of the terms and conditions of the Exchange Offer.